As filed with the Securities and Exchange Commission on November 9, 2001

                                     Investment Company Act File No. 811-07703
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                   FORM N-1A
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940    /X/
Amendment No. 2                                                    /X?
(Check appropriate box or boxes)


                         ============================
                            SOMERSET EXCHANGE FUND
              (Exact Name of Registrant as Specified in Charter)

                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536
                   (Address of Principal Executive Offices)
                                (609) 282-2800
             (Registrant's Telephone Number, including Area Code)

                                Terry K. Glenn
                800 Scudders Mill Road, Plainsboro, New Jersey
                               Mailing Address:
                P.O. Box 9011, Princeton, New Jersey 08543-9011
                    (Name and Address of Agent for Service)

                         ============================
                                  Copies to:
                             Counsel for the Fund:
                        Sidley Austin Brown & Wood LLP
                               875 Third Avenue
                         New York, New York 10022-6225
                      Attention: John A. MacKinnon, Esq.

                          Robert E. Putney, III, Esq.
                    Merrill Lynch Investment Managers, L.P.
                                 P.O. Box 9011
                          Princeton, N.J. 08543-9011


                         ============================



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               The date of this Prospectus is November 9, 2001.

                                    PART A

                               Explanatory Note

This Registration Statement is being filed by Somerset Exchange Fund (the "Fund") pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Fund was registered as a closed-end management investment company. The Fund offered its shares of beneficial interest, without par value (the "Shares"), to accredited investors in a private placement exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), the closing of which took place on July 11, 1996. On October 2, 2001, Shareholders of the Fund approved a proposal to convert the Fund to an open-end investment company, which will permit Shareholders to redeem their Shares for an in-kind distribution of portfolio securities or cash or a combination thereof, at the option of the Fund, at any time at the net asset value of such Shares next determined after initial receipt of proper notice of redemption. The conversion of the Fund to an open-end company will be effective on November 12, 2001, or as soon as practicable thereafter. The Fund does not intend to offer any additional Shares to the public.

The Fund is a diversified open-end registered investment management company organized as an Delaware business trust on February 4, 1996.

Responses to Items 1 through 3, 5 and 9 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Item 4.  Investment Objectives, Principal Investment Strategies and
Related Risks.

(a)  Investment Objectives.

The investment objective of the Fund is to generate long-term returns measured on an after-tax basis (i.e., taking into account taxes due upon the receipt of investment income and the realization of capital gains by the Fund) from a diversified portfolio of equity securities. The Fund seeks to emphasize the accumulation of unrealized capital gains, which will not give rise to Shareholder tax obligations so long as the gains remain unrealized.

(b)  Implementation of Investment Objectives.

The Fund may engage in certain investment techniques, such as equity swaps, purchased put options and covered short sales. The Fund may invest up to 25% of its total assets in the preferred stock of any single issuer.

The Fund may invest its cash holdings in short-term nonconvertible debt obligations of investment grade issuers, obligations of the U.S. government and its respective agencies and instrumentalities, bank deposits and bank obligations (including certificates of deposit, time deposits and bankers' acceptances), commercial paper, and repurchase agreements with respect to such securities.

The Fund may enter into equity swaps to hedge against adverse price changes in securities held by the Fund and to participate in the price movements and investment returns of other securities or indices without direct investment. The Fund may make short sales of a security provided that at all times when a short position is open, the Fund owns an equal amount of such security or a security convertible into or exchangeable for an equal amount of the security sold short without payment of further compensation (a short sale against the box or covered short sale).

The Fund may purchase listed or over-the-counter put options on securities held by the Fund, on baskets of such securities or on stock market indices to hedge against declines in the value of portfolio securities or the overall market. However, the Fund may choose not to engage in hedging transactions.

The Fund may write (sell) listed or over-the-counter call options on securities held by the Fund, on baskets of such securities or on stock market indices representative of the Fund's overall portfolio. The Fund will write only covered call options. The Fund may also buy and sell futures contracts on stock and bond market instruments and indices. Any use of futures contracts is primarily as a vehicle to hedge against adverse movements in interest rates and the stock market. The Fund may also use futures contracts for non-hedging purposes, but only in conjunction with and to complement other hedging activities of the Fund.

(c)  Risks.

This section contains a summary discussion of the general risks of investing in the Fund. As with any mutual fund, there can be no guarantee that the Fund will meet its objectives or that the Fund's performance will be positive for any period of time.

Tax Risks -- The Fund (a) might recognize gain by selling securities earlier than the contributing Shareholder would have if he or she had continued to hold the securities, with such contributing Shareholder being allocated any precontribution gain (and without a compensating special distribution by the Fund); and (b) might be treated by the Internal Revenue Service or by state, local or foreign authorities as an association taxable as a corporation, notwithstanding the opinion of tax counsel to the Fund at the time of the initial offering that it would be treated as a partnership for federal income tax purposes.

Investment Risks -- The future performance of a security contributed to the Fund might be superior to that of the Fund as a whole. Due to the low tax basis of contributed securities, the Fund follows certain unconventional investment strategies. Unlike most mutual funds which buy and sell securities to increase returns, the Fund generally retained the securities that were contributed by the Shareholders at the closing of the Fund, with certain limited exceptions.

Unconventional Investment Strategies -- Fund management may, from time to time, employ a number of unconventional investment strategies, including, without limitation, using covered short sales, equity swaps, purchased put options, index futures and other instruments to hedge the Fund's exposure to declines in the value of its portfolio securities without selling the securities. Equity swaps and over-the-counter options are private contracts in which there is a risk of loss in the event of a default on an obligation to pay by the counterparty. Derivative instruments may be difficult to value, may be illiquid and may be subject to wide swings in valuation caused by changes in the price of a security or index underlying the derivative.

Leverage -- The Fund may borrow money from banks, subject to the limitations imposed under the Investment Company Act. Borrowing creates the risk of increased volatility in the net asset value and market price of the Fund's Shares. Such leverage also creates the risk that the investment return on Shares will be reduced to the extent the cost of the borrowings exceeds income on related investments.

Restrictions on Transferability of Shares -- The Shares have not been and will not be registered under the Securities Act and may not be resold unless an exemption from such registration is available. Transfer of the Shares is also subject to restrictions set forth in the Fund's Third Amended and Restated Declaration of Trust (the "Declaration of Trust") and transfers will be permitted only with the consent of Merrill Lynch Investment Managers, L.P. ("MLIM"), as Adviser Trustee (in such capacity, the "Adviser Trustee"), which consent may be withheld in its sole discretion.

Regulation -- The Fund is registered under the Investment Company Act, which imposes numerous restrictions on the activities of the Fund, including restrictions on the nature of its investments and its use of leverage. If the number of Shareholders in the Fund is reduced below 100, the Fund expects to seek to withdraw its registration under the Investment Company Act, which would eliminate the protections afforded Shareholders under the Investment Company Act.

Short-Swing Profit Liability -- A Shareholder who is a beneficial owner of more than 10% of a class of an issuer's equity securities registered under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or is a director or officer of such an issuer (a "Statutory Insider") could incur short-swing profit liability as a result of the receipt of such securities in fulfillment of a redemption request (and the receipt of such securities would be required to be reported to the Securities and Exchange Commission (the "Commission") by the

Shareholder). Such liability would arise if the Shareholder sells equity securities of such issuer within the six months prior to or after receipt of securities of such issuer in a redemption. If a redeeming Shareholder notifies the Fund at the time of his or her redemption request that he or she is a Statutory Insider with respect to a particular issuer of securities held by the Fund, the Fund will consider providing the redeeming Shareholder making such a request with securities of other issuers, but it is not obligated to do so. Shareholders who are Statutory Insiders of an issuer are subject to the "short-swing" profit liability provisions of Section 16 of the Exchange Act to the extent they receive securities of such issuer in exchange for Shares upon the termination of the Fund. As a result, Shareholders may wish to refrain from dispositions of the securities of such issuer six months before or after such termination or any redemption request.

Errors of the Trustees -- The Declaration of Trust provides that the Trustees (including the Adviser Trustee), in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Trustee's duties, are not liable to the Shareholders or the Fund and also provides for the indemnification of the Trustees and certain other persons. The Declaration of Trust also provides that the Trustees are not liable to the Fund or any Shareholder by reason of (i) any tax liabilities incurred by the Shareholders as a result of their contribution of securities to the Fund in exchange for Shares, (ii) any failure to withhold income tax under federal or state tax laws with respect to income allocated to the Shareholders or (iii) any change in the federal or state tax laws or regulations or in the interpretations thereof as they apply to the Fund or the Shareholders, whether such change or interpretation occurs through legislative, judicial or administrative action.

Conflicts of Interest -- Situations could arise in which the interests of the Fund, and hence the Shareholders, and those of MLIM, as Investment Adviser (in such capacity, the "Investment Adviser"), and its affiliates could conflict. The Investment Adviser and its affiliates endeavor to exercise their discretion in a manner which is equitable to all interested parties. The Investment Adviser and its affiliates presently manage other funds and client accounts, and will in the future manage other funds and client accounts, which have or may have investment objectives comparable in whole or in part to those of the Fund.

Item 6.  Management, Organization and Capital Structure.

(a)(1)  Investment Adviser.

The Investment Adviser manages the Fund's investments and its business operations under the overall supervision of the Fund's Board of Trustees. The Declaration of Trust provides that the Adviser Trustee has the responsibility for making all investment decisions for the Fund, and authorizes the Fund's entry into an investment advisory agreement (the "Investment Advisory Agreement") with the Adviser Trustee. The Fund pays the Investment Adviser a quarterly fee equal to, on an annual basis, 0.60 of 1% of the Fund's average weekly net assets.

MLIM was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. MLIM and its affiliates had approximately $506 billion in investment company and other portfolio assets under management as of September 2001. The Investment Adviser's administrative office address is 800 Scudders Mill Road, Plainsboro, New Jersey 08543-9011 and its mailing address is P.O. Box 9011, Princeton, New Jersey 08543-9011.

(a)(2)  Portfolio Manager.

Philip J. Green is the Portfolio Manager of the Fund. Mr. Green has been a Senior Vice President of the Investment Adviser and certain of its affiliates since 1999. Mr. Green is primarily responsible for the day-to-day management of the Fund.


(a)(3)  Legal Proceedings.

Not Applicable.

(b)  Capital Stock.

The Shares have not been and will not be registered under the Securities Act and may not be resold unless an exemption from such registration is available. Transfer of the Shares is also subject to restrictions set forth in the Declaration of Trust and transfers will be permitted only with the consent of the Adviser Trustee, which consent may be withheld in its sole discretion.

Item 7.  Shareholder Information.

(a)  Pricing of Fund Shares.

Shares are priced at net asset value. The net asset value of the Fund is determined by the Investment Adviser at 4 p.m. Eastern time, on each business day the New York Stock Exchange (the "NYSE") or New York banks are open for business. As a result of this procedure, the net asset value is determined each day except for days on which both the NYSE and New York banks are closed. Both the NYSE and New York banks are closed on New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The net asset value is determined under the "penny-rounding" method by adding the value of all securities and other assets in the portfolio, deducting the portfolio's liabilities, dividing by the number of Shares outstanding and rounding the result to the nearest whole cent.

Securities for which market quotations are readily available, including listed options and futures contracts, are valued at their current market values in the principal market on which such securities are normally traded. The value of equity securities listed on the NYSE or the American Stock Exchange ("AMEX") or listed on the NASDAQ National Market System are the closing sale prices (or, lacking any closing sale price, the mean between the closing bid and asked prices therefor). Equity securities not listed on the NYSE or AMEX but that are listed on any other securities exchange are valued as if listed on the NYSE, providing the closing of trading coincides. If the close of trading on such securities does not coincide with the closing of the NYSE, the value is based on the latest available price data at the time of determination of net asset value. Unlisted readily marketable equity securities are valued at the mean between the latest bid and asked prices in the over-the-counter market.

Unlisted options and interest rate and equity swaps are valued at their fair values determined in good faith by or on behalf of the Trustees.

(b)  Purchase of Fund Shares.

The Fund offered the Shares to accredited investors in a private placement exempt from registration under the Securities Act, the closing of which took place on July 11, 1996. The Fund does not intend to offer any additional Shares to the public.

(c)  Redemption of Fund Shares.

Shareholders of the Fund voted on October 2, 2001 in favor of converting the Fund from closed-end to open-end status and amending and restating the Fund's Declaration of Trust. Following the effective date of the Fund's conversion to an open-end investment company, the Fund shall be required to redeem for an in-kind distribution of portfolio securities or cash or a combination thereof, at the option of the Fund, all full and fractional Shares of the Fund. It is anticipated that redemption requests will be satisfied primarily via the in-kind distribution of portfolio securities. It is currently anticipated that the conversion will be effective and redemptions will be permitted starting on Monday, November 12, 2001. Shareholders wishing to redeem Shares will do so via a redemption election form provided to Shareholders by mail prior to open-ending. There is no redemption fee. It is recommended that Shareholders consult with their tax advisors (such as accountants or attorneys) before making a redemption request. The portfolio securities to be distributed will be determined based upon redemption requests received, and neither the Fund nor the Investment Adviser can predict what securities will be distributed prior to a final determination having been made. The Investment Adviser will use the selection of securities distributed to meet redemptions as a portfolio management tool. The Investment Adviser may endeavor to provide redeeming Shareholders with a diversified selection of securities, but is not obligated to do so. To the extent a Shareholder owns 5% or more of the Fund's outstanding Shares, the Fund may be obligated to make a pro rata distribution of the Fund's portfolio securities or cash payment to such Shareholder. However, Shareholders have no right to request pro rata distributions. The redemption price is the net asset value per Share next determined after receipt by the Fund of proper notice of redemption. If notice is received by or prior to the 4 p.m., Eastern time, pricing on any business day, the redemption will be effective on that day. If the notice is received after 4 p.m., Eastern time, the redemption will be effective on the next business day. Payment of the redemption proceeds will be made as promptly as possible, and in any event within seven days after receipt of a proper request for redemption.

Payment for any such redemption will be made as promptly as possible, and in any event within seven days after receipt of a proper request for redemption. Such payment may be postponed or the right of redemption suspended at times
(a) when the NYSE is closed for other than customary weekends and holidays,
(b) when trading on the NYSE is restricted, (c) when an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Fund fairly to determine the value of its net assets, or (d) during any period when the Commission, by order, so permits; provided that applicable rules and regulations of the Commission shall govern as to whether the conditions described in (b), (c) or (d) exist.

The value of Shares of the Fund at the time of redemption may be more or less than the Shareholder's cost, depending in part on the market value of the securities held by the Fund at such time.

(d)  Dividends and Distributions.

Distributions of cash from investment income are made annually in such amounts as the Trustees, in their sole discretion, may determine. Distributions of cash from realized capital gains are made at least once annually in years in which such gains are realized. The Fund has adopted a policy under which it makes distributions to Shareholders of at least 50% of the Fund's net investment income, 50% of net realized short-term capital gains and 30% of net realized long-term capital gains, if any. Such distributions are reduced to the extent foreign tax credits are allocated to Shareholders with respect to such year.

(e)  Tax Consequences.

The following discussion is based upon the assumption that the Fund is classified and treated as a partnership for federal income tax purposes.

The Fund has filed a federal partnership information return, but the Fund is not, as an entity, subject to federal income tax liability. Each Shareholder is required to report on his or her personal federal income tax return his or her allocable share of the Fund's income, gains, losses, deductions and other tax items, even if no cash or other property is distributed to a Shareholder.

Partnership income is generally allocated to all Shareholders based on the number of Shares held by each of them. Allocation of the taxable gain or loss on a sale of securities, including securities contributed by the Shareholders, is subject to special rules. Each Shareholder includes his or her share of the Fund's taxable income for its full taxable year that ends within or with such Shareholder's taxable year.

The Fund furnishes annually to each Shareholder a report containing an IRS Form 1065, Schedule K-l that indicates such Shareholder's distributive share for such year of the Fund's taxable income or loss and other tax items for use in the preparation of the Shareholder's personal income tax return.

The Fund intends to refrain from taxable sales or dispositions of contributed securities to the extent it is prudent to do so.

A redemption of Shares paid in cash would result in the realization of capital gains to the extent that the amount of cash received exceeds the requesting Shareholder's adjusted tax basis. A redemption of Shares paid through the in-kind distribution of securities generally does not result in the recognition of capital gains until the distributed securities are sold.

Upon a taxable sale or other taxable disposition of contributed securities, the Fund recognizes taxable gain equal to the difference between the amount realized and the Fund's tax basis in the securities disposed of. The tax basis of securities contributed to the Fund is the same as the contributing Shareholder's tax basis in such securities increased by any gain recognized by the Shareholder on the contribution. Section 704(c) of the Internal Revenue Code specifies rules for the allocation of taxable gain or loss subsequently realized with respect to appreciated or depreciated property contributed to a partnership. In general, such rules require that the portion of the gain (or loss) equal to the built-in gain (or loss) must be allocated solely to the partner who contributed the property with the built-in gain (or loss). In addition, gain or loss on partnership assets occurring after contribution must be allocated so as to take into account the varying interests of the partners during the period of appreciation or depreciation. The Treasury Department has issued final Treasury Regulations under Internal Revenue Code Section 704(c) that generally allow a partnership to adopt specified reasonable methods for allocating built-in gains and losses to the contributing partners.

The Declaration of Trust authorizes the making of allocations and the adoption of conventions as necessary or appropriate to comply with the current Treasury Regulations and any future Treasury Regulations or IRS administrative interpretations. The Fund implements the "traditional allocation method" which is permitted by the current Treasury Regulations. Consequently, if the Fund disposes of a contributed security in a taxable transaction in which gain is realized, an amount of taxable gain equal to the difference between (1) the lesser of (i) the fair market value of such security on the date of its contribution to the Fund and (ii) the amount received by the Fund on such disposition and (2) the Fund's adjusted tax basis in the security will be allocated to the contributing Shareholder. Any taxable gain realized on such disposition by the Fund in excess of the amount described in the preceding sentence will be allocated among all Shareholders. Any taxable loss realized by the Fund with respect to a contributed security would generally be allocated among the Shareholders other than the contributing Shareholder. The Adviser Trustee may alter this allocation method in the event of future Treasury Regulations or an administrative interpretation of the IRS that provides greater guidance or a more simplified allocation method.

The Fund also intends to account for any shifts in precontribution gain caused by the distribution of securities (other than securities contributed by the receiving Shareholder) in a manner generally designed to preserve to each Shareholder the amount of the Shareholder's precontribution gain.

The allocations employed by the Fund are intended to conform to the Treasury Regulations under Internal Revenue Code Sections 704(b) and 704(c).

This section summarizes some of the consequences under current federal tax law of an investment in the Fund. It is not a substitute for personal tax advice. Consult your personal tax advisor about the potential tax consequences of an investment in or redemption from the Fund under all applicable tax laws.

Item 8. Distribution Arrangements.

(a)  Sales Loads.  Not Applicable.

(b)  Rule 12b-1 Fees.  Not Applicable.

(c)  Multiple Class Funds.  Not Applicable.

                                    PART B

Except as otherwise indicated herein, all capitalized terms shall have the meaning assigned to them in Part A hereof.

Item 10. Cover Page and Table of Contents.

                            Somerset Exchange Fund
  P.O. Box 9011, Princeton, New Jersey 08543-9011 /  / Phone No. (609) 282-2800

                         ============================

This Statement of Additional Information of the Fund is not a prospectus and should be read in conjunction with the Prospectus of the Fund, dated November 9, 2001 (the "Prospectus"), which has been filed with the Commission and can be obtained, without charge, by calling 1-800-221-7210 or by writing the Fund at the above address. The Prospectus is incorporated by reference into this Statement of Additional Information, and this Statement of Additional Information is incorporated by reference into the Prospectus. The Fund's audited financial statements for the fiscal year ended December 31, 2000 and the Fund's unaudited financial statements for the six months ended June 30, 2001 are incorporated in this Statement of Additional Information by reference to its 2000 Annual Report to Shareholders and its 2001 Semi-Annual Report to Shareholders, respectively. You may request a copy of the Annual Report and the Semi-Annual Report at no charge by calling 1-800-221-7210 between 8:00 a.m. and 8:00 p.m. Eastern time on any business day.

                         ============================

   The date of this Statement of Additional Information is November 9,2001.

                                                              Page
                                                              ----
Cover Page and Table of Contents................................7
Fund History....................................................7
Description of the Fund and Its Investments and Risks...........8
Management of the Fund.........................................10
Control Persons and Principal Holders of Securities............12
Investment Advisory and Other Services.........................12
Brokerage Allocation and Other Practices.......................15
Capital Stock and Other Securities.............................16
Purchase, Redemption and Pricing of Shares.....................18
Taxation of the Fund...........................................18
Underwriters...................................................20
Calculation of Performance Data................................20
Financial Statements...........................................20

Item 11. Fund History.

(a)  The Fund was organized as a Delaware business trust on February 4, 1996.

(b) The Fund was registered as a closed-end management investment company. The Fund offered its Shares to accredited investors in a private placement exempt from registration under the Securities Act, the closing of which took place on July 11, 1996. On October 2, 2001, Shareholders of the Fund approved a proposal to convert the Fund to an open-end investment company, which will permit Shareholders to redeem their Shares for an in-kind distribution of portfolio securities or cash or a combination thereof, at the option of the Fund, at any time at the net asset value of such Shares next determined after initial receipt of proper notice of redemption. The conversion of the Fund to an open-end company will be effective on November 12, 2001, or as soon as practicable thereafter. The Fund does not intend to offer any additional Shares to the public.

Item 12. Description of the Fund and its Investments and Risks.

(a)  Classification.

The Fund is a no-load, diversified, open-end registered investment management company.

(b)  Investment Strategies and Risks.

The investment objective of the Fund is to generate long-term returns measured on an after-tax basis (i.e., taking into account taxes due upon the receipt of investment income and the realization of capital gains by the Fund) from a diversified portfolio of equity securities. The Fund seeks to emphasize the accumulation of unrealized capital gains, which will not give rise to Shareholder tax obligations so long as the gains remain unrealized. There can be no assurance that the Fund's investment objectives will be achieved. The investment objectives are fundamental policies of the Fund that may not be changed without the approval of the holders of the Fund's outstanding securities (as defined below).

The Fund may engage in certain investment techniques, such as equity swaps, over-the-counter options and covered short sales to hedge the Fund's exposure to declines in the value of its portfolio securities without selling the securities.

The Fund may invest its cash holdings in short-term nonconvertible debt obligations of investment grade issuers, obligations of the U.S. government and its respective agencies and instrumentalities, bank deposits and bank obligations (including certificates of deposit, time deposits and bankers' acceptances), commercial paper, and repurchase agreements with respect to such securities.

The Fund may under certain circumstances be required to redeem Shares based upon events outside the control of the Fund and its Shareholders in accordance with the terms of the Investment Company Act and the Declaration of Trust.

The Fund may enter into equity swaps to hedge against adverse price changes in securities held by the Fund and to participate in the price movements and investment returns of other securities or indices without direct investment. The Fund may make short sales of a security provided that at all times when a short position is open, the Fund owns an equal amount of such security or a security convertible into or exchangeable for an equal amount of the security sold short without payment of further compensation (a short sale against the box or covered short sale).

The Fund may purchase listed or over-the-counter put options on securities held by the Fund, on baskets of such securities or on stock market indices to hedge against declines in the value of portfolio securities or the overall market. However, the Fund may choose not to engage in hedging transactions. The Fund will apply credit quality standards and exposure limits to option writers comparable to those set forth above for swap agreement counterparties. The limits on the Fund's permitted exposure to swap counterparties also apply to the writers of over-the-counter options. At the time of purchasing an option, the Fund will limit its credit exposure to the writer of the option to 5% or less of the investment assets held by the Fund and the total credit exposure to all such private contractual agreements to 20% or less of the Fund's investment assets, with swaps, purchased options and other private contractual commitments being aggregated in determining exposure to the counterparty and private contract counterparties in the aggregate.

The Fund may write (sell) listed or over-the-counter call options on securities held by the Fund, on baskets of such securities or on stock market indices representative of the Fund's overall portfolio. The Fund will write only covered call options. The Fund may also buy and sell futures contracts on stock and bond market instruments and indices. Any use of futures contracts is primarily as a vehicle to hedge against adverse movements in interest rates and the stock market. The Fund may also use futures contracts for non-hedging purposes, but only in conjunction with and to complement other hedging activities of the Fund.

Equity swaps and over-the-counter options are private contracts in which there is a risk of loss in the event of a default on an obligation to pay by the counterparty. Derivative instruments may be difficult to value, may be illiquid and may be subject to wide swings in valuation caused by changes in the price of a security or index underlying the derivative.

(c)  Fund Policies.

The Fund has adopted a number of restrictions and policies relating to the investment of its assets and its activities, which are fundamental policies and may not be changed without the approval of the holders of a majority of the Fund's outstanding voting securities (which for this purpose means the lesser of (i) 67% of the Shares present at a meeting at which more than 50% of the outstanding Shares are represented or (ii) more than 50% of the outstanding Shares). The Fund may not:

         1. Make any investment inconsistent with the Fund's classification as a diversified company under the Investment Company Act.

         2. Invest more than 25% of its assets, taken at market value, in the securities of issuers in any particular industry (excluding the U.S. Government and its agencies and instrumentalities).

         3. Make investments for the purpose of exercising control or management.

         4. Purchase or sell real estate, except that, to the extent permitted by applicable law, the Fund may invest in securities directly or indirectly secured by real estate or interests therein or issued by companies which invest in real estate or interests therein.

         5. Make loans to other persons, except that the acquisition of bonds, debentures or other corporate debt securities and investment in government obligations, commercial paper, pass-through instruments, certificates of deposit, bankers' acceptances, repurchase agreements or any similar instruments shall not be deemed to be the making of a loan, and except further that the Fund may lend its portfolio securities, provided that the lending of portfolio securities may be made only in accordance with applicable law.

         6. Borrow money or issue senior securities except as permitted by the Investment Company Act.

         7. Underwrite securities of other issuers except insofar as the Fund technically may be deemed an underwriter under the Securities Act in selling portfolio securities.

         8. Purchase or sell commodities or contracts on commodities, except to the extent that the Fund may do so in accordance with applicable law and without registering as a commodity pool operator under the Commodity Exchange Act.

In addition, the Fund has adopted the following non-fundamental policies, which may be changed by the Board of Trustees without obtaining the approval of Shareholders. The Fund may not:

         a. Purchase securities of other investment companies, except to the extent such purchases are permitted by applicable law.

         b. Make short sales of securities or maintain a short position, except to the extent permitted by applicable law. The Fund currently does not intend to engage in short sales, except short sales "against the box."

         c. Purchase or retain the securities of any issuer, if those individual officers and trustees of the Fund, the officers and general partner of the Investment Adviser, the directors of such general partner or the officers and directors of any subsidiary thereof each owning beneficially more than one-half of one percent of the securities of such issuer own in the aggregate more than 5% of the securities of such issuer.

         d. Invest in real estate limited partnership interests or interests in oil, gas or other mineral leases, or exploration or development programs, except that the Fund may invest in securities issued by companies that engage in oil, gas or other mineral exploration or development activities.

(d)  Temporary Defensive Positions.  Not Applicable.

(e)  Portfolio Turnover.  Not Applicable.

(f)   Term of the Fund.

The Fund shall be dissolved upon: (i) the close of business on October 2, 2006, unless the term of the Fund is extended by the Trustees or a majority vote of Shares; (ii) the election by the Trustees to terminate the Fund if the value of the Fund's assets is reduced to below $50,000,000, unless the vote of the holders of Shares is legally required at such time; (iii) the Fund disposes of all or substantially all of its assets; (iv) the bankruptcy or expulsion of the Adviser Trustee and the Shareholders do not elect to continue the operations of the Fund; (v) a majority in interest of the Shareholders vote to terminate the Fund; (vi) an election by the Trustees to terminate the Fund at any time if there is a change of law, regulation or interpretation of law or regulation or event, and as a result of such occurrence or event, in the opinion of the Trustees, as confirmed by an opinion of counsel, there is or would be a material adverse effect on the Fund's ability to operate in accordance with its investment objective (including the anticipated federal income tax consequences thereof), unless the vote of the holders of Shares is legally required at such time; or (vii) any other act that causes a dissolution of the Fund under the Delaware Business Trust Act, 12 Del. C. ss. 3801, et seq., and the remaining Trustees (or, if none remain, the Shareholders) do not elect to continue the operations of the Fund. In addition, the Trustees may, in their discretion, unless the approval of a majority of holders of the Shares is legally required at such time, terminate the Fund, if the Trustees determine such termination is in the best interest of Shareholders due to concerns over the continued treatment of the Fund as a partnership for federal income tax purposes.

Item 13.  Management of the Fund.

(a)  Management Information.

(b)  Board of Trustees.

The Trustees of the Fund consists of six individuals, five of whom are not "interested persons" of the Fund as defined in the Investment Company Act (the "non-interested Trustees"), and the Adviser Trustee. The Trustees are responsible for the overall supervision of the operations of the Fund and the Trustees who are individuals perform various duties imposed on the directors of investment companies by the Investment Company Act.

Information about the individual Trustees, executive officers and the portfolio manager of the Fund, including their ages and their principal occupations for at least the last five years, is set forth below. Unless otherwise noted, the address of each Trustee, executive officer and the portfolio manager is P.O. Box 9011, Princeton, New Jersey 08543-9011.

TERRY K. GLENN (61) -- President and Trustee (1)(2) -- Chairman (Americas Region) of the Investment Adviser since 2001; Executive Vice President of the Investment Adviser and Fund Asset Management, L.P. ("FAM") (which term as herein includes their corporate predecessors) since 1983; President, Merrill Lynch Mutual Funds since 1999; President of FAM Distributors, Inc. ("FAMD") since 1986 and Director thereof since 1991; Executive Vice President and Director of Princeton Services, Inc. ("Princeton Services") since 1993; President of Princeton Administrators, L.P. since 1988; Director of Financial Data Services, Inc. ("FDS") since 1985.

M. COLYER CRUM (69) - Trustee (2)(3)-- 104 Westcliff Road, Weston, Massachusetts 02493-1410. James R. Williston Professor of Investment Management Emeritus, Harvard Business School since 1996; James R. Williston Professor of Investment Management, Harvard Business School from 1971 to 1996; Director of Cambridge Bancorp.

LAURIE SIMON HODRICK (39) - Trustee (2)(3) - 809 Uris Hall, 3022 Broadway, New York, New York 10027. Professor of Finance and Economics, Graduate School of Business, Columbia University since 1998; Associate Professor of Finance and Economics, Graduate School of Business, Columbia University from 1996 to 1998;

Associate Professor of Finance, J.L. Kellogg Graduate School of Management, Northwestern University from 1992 to 1996.

STEPHEN B. SWENSRUD (68) - Trustee (2)(3) - 888 Broad Street, 2nd Floor, Boston, Massachusetts 02110. Chairman Fernwood Advisors (investment advisor) since 1996; Principal of Fernwood Associates (financial consultants) since 1975; Chairman of R.P.P. Corporation (manufacturing company) since 1978; Director of International Mobile Communications, Inc. (telecommunications company) since 1998.

J. THOMAS TOUCHTON (62) - Trustee (2)(3) - Suite 3405, One Tampa City Center, 201 North Franklin Street, Tampa, Florida 33602. Managing Partner of The Witt-Touchton Company and its predecessor, The Witt Co. (a private investment partnership), since 1972; Trustee Emeritus of Washington and Lee University; Director of TECO Energy, Inc. (an electric utility holding company).

FRED G. WEISS (60) - Trustee (2)(3) - 16450 Maddalena Place, Delray
Beach, Florida 33446. Managing Director of FGW Associates since 1997; Vice President, Planning, Investment, and Development of Warner Lambert Co. from 1979 to 1997; Director of Watson Pharmaceutical Inc. (a pharmaceutical company) since 2000; Director of the Michael J. Fox Foundation for Parkinson's Research.

ROBERT C. DOLL, JR. (47) - Senior Vice President (1)(2) - President of the Investment Adviser and FAM; Co-Head (Americas Region) thereof from 2000 to 2001 and Senior Vice President thereof from 1999 to 2001; Director of Princeton Services; Chief Investment Officer of Oppenheimer Funds, Inc. in 1999 and Executive Vice President thereof from 1991 to 1999.

PHILIP J. GREEN (37) - Senior Vice President and Portfolio Manager (1)(2)-- Senior Vice President of the Investment Adviser and certain of its affiliates since 1999; Managing Director and Portfolio Manager, Global Institutional Services at Bankers Trust from 1997 to 1999; Vice President, Quantitative Equities at Bankers Trust in 1996; Vice PResident, Asset Allocations
Strategies at Bankers Trust from 1994 to 1996; Vice President, Foreign Exchange and Currency Overlay Strategies at Bankers Trust from 1988 to 1999; Assistant Treasurer of Asset Management Group at Bankers Trust from 1985 to 1988.

DONALD C. BURKE (41) -- Vice President and Treasurer (1)(2) -- First Vice President of the Investment Adviser and FAM since 1997 and Treasurer thereof since 1999; Senior Vice President and Treasurer of Princeton Services since 1999; Vice President of FAMD since 1999; Vice President of the Investment Adviser and FAM from 1990 to 1997; Director of Taxation of the Investment Adviser since 1990.

ROBERT E. PUTNEY, III (41) -- Secretary (1)(2) -- Director (Legal Advisory) of the Investment Adviser and Princeton Administrators, L.P. since 1997; Vice President of the Investment Adviser from 1994 to 1997; Vice President of Princeton Administrators, L.P. from 1996 to 1997; Attorney with the Investment Adviser from 1991 to 1994.



-------------------
(1)  Interested person, as defined in the Investment Company Act, of the Fund.
(2) Such Trustee or officer is a director, trustee or officer of certain other investment companies for which the Investment Adviser or FAM acts as the investment adviser or manager.
(3) Member of the Fund's Audit and Nominating Committee, which is responsible for the selection of the independent auditors and the selection and nomination of non-interested Trustees.

(c)  Compensation.

The Fund pays each non-interested Trustee a combined fee of $3,500 per year plus $500 per in-person Board meeting attended. The Fund also compensates members of its Audit and Nominating Committee (the "Committee"), which consists of all the non-interested Trustees, a fee of $500 per in-person meeting attended. The Co-Chairman of the Committee receives an additional amount of $1,000 per year. The Fund reimburses each non-interested Trustee for his or her out-of-pocket expenses relating to attendance at Board and Committee meetings.

The following table shows the compensation earned by the non-interested Trustees for the fiscal year ended December 31, 2000 and also the aggregate compensation paid to them from all registered investment companies advised by the Investment Adviser and its affiliate, FAM ("MLIM/FAM-advised funds"), for the calendar year ended December 31, 2000.

                                                                                     Aggregate
                                                                                   Compensation
                                                    Pension or       Estimated         from
                          Position  Compensation Retirement Benefits  Annual       Fund and Other
                           With         From    Accrued as part of  Benefits upon     MLIM/FAM-
      Name                 Fund         Fund       Fund Expenses     Retirement   Advised Funds(1)
      --------            -------      -------      -------------    ----------   ----------------
M. Coyler Crum(2)         Trustee      $2,708           None           None           $170,142
Laurie Simon Hodrick      Trustee      $2,708           None           None           $156,892
Stephen B. Swensrud       Trustee      $5,250           None           None           $280,233
J. Thomas Touchton        Trustee      $5,250           None           None           $168,350
Fred G. Weiss             Trustee      $2,708           None           None           $156,892


(1)  The Trustees serve on the boards of MLIM/FAM-advised funds as follows:
     Mr. Crum (26 registered investment companies consisting of 51 portfolios); Ms. Hodrick (26 registered investment companies consisting of 51 portfolios); Mr. Swensrud (43 registered investment companies consisting of 90 portfolios); Mr. Touchton (26 registered investment companies consisting of 51 portfolios); Mr. Weiss (26 registered investment companies consisting of 51 portfolios).
(2)  Chairman of the Committee.


(d)  Sales Load. Not Applicable.

(e)  Code of Ethics.

The Board of Trustees of the Fund has approved a Code of Ethics under Rule 17j-1 of the Investment Company Act that covers the Fund and the Investment Adviser. The Code of Ethics establishes procedures for personal investing and restricts certain transactions. Employees subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Fund.

Item 14.  Control Persons and Principal Holders of Securities.

(a)  Control Persons.  Not Applicable.

(b)  Principal Holders.

To the knowledge of the Fund, no person or entity owned beneficially 5% or more of the Fund's Shares as of November 8, 2001.

(c)  Management Ownership.

As of November 8, 2001, the Trustees, including the Adviser Trustee, and officers of the Fund as a group (11 persons) owned an aggregate of less than 1% of the outstanding Shares of the Fund. At such date, Mr. Glenn, a Trustee and officer of the Fund, and the other officers of the Fund owned an aggregate of less than 1% of the outstanding shares of common stock of Merrill Lynch & Co., Inc. ("ML & Co.").

Item 15.  Investment Advisory and Other Services.

(a)  Investment Adviser.

Organization of the Investment Adviser. The Investment Adviser is a limited partnership, the partners of which are ML & Co., a financial services holding company and the parent of Merrill Lynch, and Princeton Services. ML & Co. and Princeton Services are "controlling persons" of the Investment Adviser as defined under the Investment Company Act because of their ownership of its voting securities or their power to exercise a controlling influence over its management or policies.

Investment Advisory Fee. The Fund entered into the Investment Advisory Agreement pursuant to which the Investment Adviser receives for its services to the Fund a quarterly fee equal to, on an annual basis, 0.60 of 1% of the Fund's average weekly net assets.

The table below sets forth information about the total investment advisory fees payable by the Fund to the Investment Adviser for the periods indicated.

                 Fiscal Year
                Ended December                   Investment
                     31,                        Advisory Fee
               ===============                  ============
                   2000                           $665,012
                   1999                           $679,299
                   1998                           $651,354

(b)  Principal Underwriter.  Not applicable.

(c)  Investment Advisory Services and Payment of Fund Expenses.

Investment Advisory Services. The Declaration of Trust provides that the Adviser Trustee is responsible for the management of the Fund's portfolio, subject to the supervision of the individual Trustees, and authorizes the entry into the Investment Advisory Agreement with the Adviser Trustee. Pursuant to the Investment Advisory Agreement, the responsibility for making decisions to buy, sell or hold a particular security rests with the Investment Adviser, subject to review by the Trustees. In connection with its responsibilities under the Investment Advisory Agreement, the Investment Adviser will consider analyses from various sources, make the necessary investment decisions, and place orders for any transactions accordingly. The Investment Adviser provides the Fund with office space, equipment and facilities and such other services as the Investment Adviser, subject to supervision and review by the Trustees, shall from time to time determine to be necessary to perform its obligations under the Investment Advisory Agreement.

Payment of Fund Expenses. The Investment Advisory Agreement obligates the Investment Adviser to provide management services and the staff and personnel necessary to perform its obligations thereunder, and to pay all expenses incurred in connection with the maintenance of such staff and personnel. The Investment Advisory Agreement further requires the Investment Adviser, at its own expense, to provide the office space, facilities, equipment and necessary personnel which it is obligated to provide thereunder, and to pay all compensation of officers and Trustees of the Fund who are affiliated persons of the Investment Adviser. The Fund pays all other expenses incurred in the operation of the Fund, including among other things: taxes, expenses for legal and auditing services, costs of printing proxies and Shareholder reports; expenses of portfolio transactions; Commission fees; state Blue Sky filing fees; fees and actual out-of-pocket expenses of Trustees who are not affiliated persons of the Investment Adviser or of United States Trust Company of New York ("U.S. Trust"); insurance; interest; brokerage costs; litigation and other extraordinary or non-recurring expenses; and mailing and other expenses properly payable by the Fund. Certain accounting services are provided for the Fund by State Street Bank and Trust Company ("State Street") pursuant to an agreement between State Street and the Fund. MLIM will pay the costs of these services.

Duration and Termination. Unless earlier terminated as described herein, the Investment Advisory Agreement will continue in effect from year to year if approved annually (a) by the Board of Trustees of the Fund or by a majority of the outstanding Shares of the Fund and (b) by a majority of the Trustees who are not parties to such contract or interested persons (as defined in the Investment Company Act) of any such party. The Investment Advisory Agreement terminates upon assignment and may be terminated without penalty on 60 days' written notice at the option of either party thereto or by vote of the Shareholders of the Fund.

(d)  Service Agreements.

Administrative Services. MLIM acts as the administrator (in such capacity, the "Administrator") for the Fund pursuant to an administration agreement with the Fund (the "Administration Agreement"). Under the terms of the Administration Agreement, the Administrator provides, or arranges for the provision of, administrative, accounting, transfer agency, custody, tax reporting and other services, including the calculation of the Fund's net asset value per Share, preparation of information for inclusion in periodic account statements, and preparation of Shareholder reports, semi-annual reports containing unaudited financial statements and annual reports containing audited financial statements and annual tax reporting statements on IRS Form 1065, Schedule K-1.

For the administrative services rendered to the Fund, the Fund pays the Administrator a quarterly fee equal to, on an annual basis, 0.20 of 1% of the Fund's average weekly net assets determined in the same manner as the fee payable by the Fund under the Investment Advisory Agreement. Any third party utilized by the Administrator, in respect of its duties under the Administration Agreement is compensated directly by the Administrator out of its fee at no additional cost to the Fund.

The table below sets forth information about the total fees payable by the Fund to the Administrator for the periods indicated.

      Fiscal Year
    Ended December
          31,                                     Administrative Fee
    ==============                            =========================
           2000                                        $221,670
           1999                                        $226,433
           1998                                        $217,120


The Administrator has retained U.S. Trust to act as sub-administrator (in such capacity, the "Sub-Administrator") for the Fund. The Sub-Administrator has agreed to provide information to the Investment Adviser in connection with the risk management of the Fund, including, if the Investment Adviser elects to reduce the Fund's exposure to adverse price movements by engaging in hedging transactions, reviewing such transactions to ensure that they are consistent with the investment objective and policies of the Fund. The Sub-Administrator also has agreed to review the methodology used to value any securities that may be used to hedge the Fund's investment portfolio. For such services the Administrator pays the Sub-Administrator a quarterly fee equal to, on an annual basis, 0.05 of 1% of the Fund's average weekly net assets. The Sub-Administrator will be compensated directly by the Administrator out of the Administrator's fee at no additional cost to the Fund. The Sub-Administrator has agreed to distribute to Shareholders, or arrange for the distribution to Shareholders of, periodic account statements, Shareholder reports and semi-annual and annual reports and annual tax reporting statements, as well as provide, or arrange for the provision of, general assistance and services in connection with the Fund pursuant to a Shareholder servicing agreement between the Investment Adviser and the Sub-Administrator. For such services, the Investment Adviser pays U.S. Trust a quarterly fee equal to, on an annual basis, 0.15% of the Fund's average weekly net assets attributable to Shareholders who purchased their Shares through UST Financial Services Corp. at no additional cost to the Fund.

Custodian. J.P. Morgan Chase Bank, 4 Chase Metro Tech Center, Brooklyn,
New York 11245-0005, acts as the transfer agent, dividend paying agent and custodian for the Fund, and is compensated for such services directly by the Administrator out of its fee at no additional cost to the Fund.

Independent Auditors. Deloitte & Touche LLP, Two World Financial Center, New York, New York 10281-1008, has been selected as the independent auditors of the Fund. The selection of independent auditors is subject to approval by the non-interested Trustees of the Fund. The independent auditors are responsible for auditing the annual financial statements of the Fund.

Legal Counsel. Sidley Austin Brown & Wood LLP, 875 Third Avenue, New York, New York 10022-6225, is counsel for the Fund.

Accounting Services Provider. State Street Bank and Trust Company, 500 College Road East, Princeton, New Jersey 08540, provides certain accounting services for the Fund. The Fund entered into an agreement with State Street effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Fund. The Administrator pays a fee for these services. Prior to January 1, 2001, the Administrator provided accounting services to the Fund. For the period January 1, 2001 to November 1, 2001, the Administrator has paid State Street $40,847 in fees pursuant to the agreement.

(e)  Other Investment Advice.  Not Applicable.

(f)  Dealer Reallowances.  Not Applicable.

(g)  Rule 12b-1 Plans.  Not Applicable.

(h)  Other Service Providers.  See (d) in this Item 15.

Item 16.  Brokerage Allocation and Other Practices.

(a)  Brokerage Transactions.

Subject to policies established by the Trustees of the Fund, the Investment Adviser is primarily responsible for the execution of the Fund's portfolio transactions. In executing such transactions, the Investment Adviser seeks to obtain the best results for the Fund, taking into account such factors as price (including the applicable fee, commission or spread), size of order, difficulty of execution and operational facilities of the firm involved and the firm's risk in positioning a block of securities. While the Investment Adviser generally seeks reasonably competitive fee or commission rates, the Fund does not necessarily pay the lowest commission or spread available.

Subject to applicable legal requirements, the Investment Adviser may select a broker based partly upon brokerage or research services provided to the Investment Adviser and its clients, including the Fund. In return for such services the Investment Adviser may pay a higher commission than other brokers would charge if the Investment Adviser determines in good faith that the commission is reasonable in relation to the services provided.

Section 28(e) of the Exchange Act permits an investment adviser, such as the Investment Adviser, under certain circumstances, to cause an account to pay a broker or dealer a commission for effecting a transaction that exceeds the amount of commission another broker would have charged for effecting the same transaction in recognition of the value of brokerage and research services provided by the broker. Brokerage and research services include (1) furnishing advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities; (2) furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts; and (3) effecting securities transactions and performing functions incidental to securities transactions (such as clearance, settlement, and custody). The Investment Adviser believes that access to independent investment research is beneficial to its investment decision-making processes and, therefore, to the Fund.

To the extent research services may be a factor in selecting brokers, such services may be in written form or through direct contact with individuals and may include information as to particular companies and securities as well as market, economic, or institutional areas and information which assists in the valuation of investments. Examples of research-oriented services for which the Investment Adviser might use Fund commissions include research reports and other information on the economy, industries, groups of securities, individual companies, statistical information, political developments, technical market action, pricing and appraisal services, credit analysis, risk measurement analysis, performance and other analysis. Except as noted immediately below, research services furnished by brokers may be used in servicing some or all client accounts and not all services may be used in connection with the account that paid commissions to the broker providing such services. On the other hand, the Fund may be the primary beneficiary of the supplemental research services received as a result of portfolio transactions effected for other accounts or investment companies.

In some cases, research information received from brokers by mutual fund management personnel or personnel principally responsible for the Investment Adviser's individually managed portfolios is not necessarily shared by and between such personnel. Any investment advisory or other fees paid by the Fund to the Investment Adviser are not reduced as a result of the Investment Adviser's receipt of research services. In some cases, the Investment Adviser may receive a service from a broker that has both a "research" and a "non-research" use. When this occurs, the Investment Adviser makes a good faith allocation, under all the circumstances, between the research and non-research uses of the service. The percentage of the service that is used for research purposes may be paid for with client commissions, while the Investment Adviser will use its own funds to pay for the percentage of the service that is used for non-research purposes. In making this good faith allocation, the Investment Adviser faces a potential conflict of interest, but the Investment Adviser believes that its allocation procedures are reasonably designed to ensure that it appropriately allocates the anticipated use of such services to their research and non-research uses.

Subject to obtaining the best net results, brokers who provide supplemental investment research services to the Investment Adviser may receive orders for transactions by the Fund. Such supplemental research services ordinarily consist of assessments and analyses of the business or prospects of a company, industry or economic sector. Information so received will be in addition to and not in lieu of the services required to be performed by the Investment Adviser under the Investment Advisory Agreement, and the expenses of the Investment Adviser will not necessarily be reduced as a result of the receipt of such supplemental information. If in the judgment of the Investment Adviser the Fund will benefit from supplemental research services, the Investment Adviser is authorized to pay brokerage commissions to a broker furnishing such services that are in excess of commissions that another broker may have charged for effecting the same transactions. Certain supplemental research services may primarily benefit one or more other investment companies or other accounts for which the Investment Adviser exercises investment discretion. Conversely, the Fund may be the primary beneficiary of the supplemental research services received as a result of portfolio transactions effected for such other accounts or investment companies.

The Fund holds certain securities traded in the over-the-counter ("OTC") market and intends to deal directly with the dealers who make a market in securities involved, except in those circumstances in which better prices and execution are available elsewhere. Under the Investment Company Act, persons affiliated with the Fund and persons who are affiliated with such affiliated persons are prohibited from dealing with the Fund as principal in the purchase and sale of securities unless a permissive order allowing such transactions is obtained from the Commission. Since transactions in the OTC market usually involve transactions with the dealers acting as principal for their own accounts, the Fund will not deal with affiliated persons, including Merrill Lynch and its affiliates, in connection with such transactions. However, an affiliated person of the Fund may serve as its broker in OTC transactions conducted on an agency basis provided that, among other things, the fee or commission received by such affiliated broker is reasonable and fair compared to the fee or commission received by non-affiliated brokers in connection with comparable transactions.

For the fiscal years ended December 31, 2000, 1999 and 1998 the Fund did not pay any brokerage commissions.

(b)  Commissions.  Not applicable.

(c)  Brokerage Selection.  See (a) in this Item 16.

(d)  Directed Brokerage.  Not Applicable.

(e)  Regular Broker-Dealer.  Not Applicable.

Item 17.  Capital Stock and Other Securities.

(a)  Capital Stock.

The Fund is authorized to issue an unlimited number of shares of beneficial interest. The Fund has issued and outstanding one class of capital stock: common shares of beneficial interest, without par value. Shareholders will have no control of the Fund's business but may exercise the rights and powers of a Shareholder under the Declaration of Trust, including, without limitation, voting, approval, consent and similar rights required under the Investment Company Act for voting security holders. Meetings of the Shareholders will generally be held only when necessary to comply with the requirements of the Investment Company Act. Each Shareholder will have one vote for each Share held by him or her, and a fractional vote for each fractional Share so held. Holders may vote in person or by proxy. The presence in person or by proxy of Shareholders holding more than 50% of the Shares constitutes a quorum at any meeting.

The liability of Shareholders will, except as otherwise provided by law, be limited to the amount of their respective capital contributions.

All Shareholders will receive annual reports containing financial statements audited by the Fund's independent certified public accountants, consisting of a balance sheet, a statement of operations and a statement of cash flows together with a list of the Fund's investment portfolio. In addition, on or about March 15 of each year, Shareholders will receive from the Administrator, or its agent, federal tax information, including an IRS Form 1065, Schedule K-1, for use in the preparation of Shareholders' federal income tax returns. Unaudited semi-annual reports will also be furnished to the Shareholders.

Distributions of cash from investment income are made annually in such amounts as the Trustees, in their sole discretion, may determine. Distributions of cash from realized capital gains are made at least once annually in years in which such gains are realized.

Shareholders of the Fund voted on October 2, 2001 in favor of converting the Fund from closed-end to open-end status and amending and restating the Fund's Declaration of Trust. Following the effective date of the Fund's conversion to an open-end investment company, the Fund shall be required to redeem for an in-kind distribution of portfolio securities or cash or a combination thereof, at the option of the Fund, all full and fractional Shares of the Fund. It is anticipated that redemption requests will be satisfied primarily via the in-kind distribution of portfolio securities. It is currently anticipated that the conversion will be effective and redemptions will be permitted starting on Monday, November 12, 2001. Shareholders wishing to redeem Shares will do so via a redemption election form provided to Shareholders by mail prior to open-ending. There is no redemption fee. It is recommended that Shareholders consult with their tax advisors (such as accountants or attorneys) before making a redemption request. The portfolio securities to be distributed will be determined based upon redemption requests received, and neither the Fund nor the Investment Adviser can predict what securities will be distributed prior to a final determination having been made. The Investment Adviser will use the selection of securities distributed to meet redemptions as a portfolio management tool. The Investment Adviser may endeavor to provide redeeming Shareholders with a diversified selection of securities, but is not obligated to do so. To the extent a Shareholder owns 5% or more of the Fund's outstanding Shares, the Fund may be obligated to make a pro rata distribution of the Fund's portfolio securities or cash payment to such Shareholder. However, Shareholders have no right to request pro rata distributions. The redemption price is the net asset value per Share next determined after receipt by the Fund of proper notice of redemption. If notice is received by or prior to the 4 p.m., Eastern time, pricing on any business day, the redemption will be effective on that day. If the notice is received after 4 p.m., Eastern time, the redemption will be effective on the next business day. Payment of the redemption proceeds will be made as promptly as possible, and in any event within seven days after receipt of a proper request for redemption.

Payment for any such redemption will be made as promptly as possible, and in any event within seven days after receipt of a proper request for redemption. Such payment may be postponed or the right of redemption suspended at times
(a) when the NYSE is closed for other than customary weekends and holidays,
(b) when trading on the NYSE is restricted, (c) when an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Fund fairly to determine the value of its net assets, or (d) during any period when the Commission), by order, so permits; provided that applicable rules and regulations of the Commission shall govern as to whether the conditions described in (b), (c) or (d) exist.

The value of Shares of the Fund at the time of redemption may be more or less than the Shareholder's cost, depending in part on the market value of the securities held by the Fund at such time. No transfer by a Shareholder of his or her Shares shall be effective unless made in accordance with the provisions of the Declaration of Trust.

No transfer of Shares may be made without the consent of the Adviser Trustee, which consent may be withheld in its sole discretion for any reason or for no reason. In addition, no transfer of Shares may be made unless, in the opinion of counsel for the Fund, such transfer would not result in a termination of the Fund for purposes of Section 708 of the Internal Revenue Code. The Declaration of Trust authorizes the Trustees to impose additional restrictions on transfers of interest in the Fund or redemptions in order to ensure that the Fund will not be classified as a publicly traded partnership subject to tax as a corporation.

Shares may be sold, transferred, assigned or otherwise disposed of by a Shareholder only if, in the opinion of counsel, such transfer or assignment would not violate federal securities laws or state securities or "blue sky" laws (including investor suitability standards). The Declaration of Trust provides, however, that a Shareholder who is a natural person may assign his or her beneficial interest in the Shares to a spouse, child, parent or other close relative or to any non-profit organization which qualifies under Section 501(c)(3) of the Internal Revenue Code, or to a trust of which such a person or entity is the beneficiary, and that such beneficial interest in the Shares may be transferred by operation of law to the estate of a deceased Shareholder without the consent of the Adviser Trustee; provided that, in the absence of the foregoing consents, such assignee or estate will be entitled only to the transferor Shareholder's economic interest in the profits, losses and capital of the Fund, but will not be entitled to the corresponding voting rights of such Shareholder. An assignment of a Shareholder's interest in accordance with and subject to the foregoing will be recognized by the Fund when it has received written notice of such assignment in form satisfactory to the Adviser Trustee, signed by both parties, and a representation from the parties that the assignment was lawful. Such an assignment will be effective as of the first day of the quarter following the fiscal quarter in which such notice is filed with the Fund. In no event shall all or any part of a Shareholder's Shares be assigned to a minor or an incompetent, unless in trust for the benefit of such person.

(b)  Other Securities.  Not Applicable.

Item 18.  Purchase, Redemption and Pricing of Shares.

(a)  Purchase of Shares.

The Fund was registered as a closed-end management investment company. The Fund offered its Shares to accredited investors in a private placement exempt from registration under the Securities Act, the closing of which took place on July 11, 1996. On October 2, 2001, Shareholders of the Fund approved a proposal to convert the Fund to an open-end investment company, which will permit Shareholders to redeem their Shares for an in-kind distribution of portfolio securities or cash or a combination thereof, at the option of the Fund, at any time at the net asset value of such Shares next determined after initial receipt of proper notice of redemption. The conversion of the Fund to an open-end company will be effective on November 12, 2001, or as soon as practicable thereafter. The Fund does not intend to offer any additional Shares to the public.

(b)  Fund Reorganizations.  Not Applicable.

(c)  Offering Price.

As noted in (a) above, while redemptions of Shares will be permitted, the Fund does not intend to offer any additional Shares to the public. The net asset value of the Fund is determined by the Investment Adviser at 4 p.m., Eastern time, on each business day the NYSE or New York banks are open for business. As a result of this procedure, the net asset value is determined each day except for days on which both the NYSE and New York banks are closed. Both the NYSE and New York banks are closed on New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The net asset value is determined under the "penny-rounding" method by adding the value of all securities and other assets in the portfolio, deducting the portfolio's liabilities, dividing by the number of Shares outstanding and rounding the result to the nearest whole cent.

Securities for which market quotations are readily available, including listed options and futures contracts, are valued at their current market values in the principal market on which such securities are normally traded. The value of equity securities listed on the NYSE or AMEX or listed on the NASDAQ National Market System are the closing sale prices (or, lacking any closing sale price, the mean between the closing bid and asked prices therefor). Equity securities not listed on the NYSE or AMEX but that are listed on any other securities exchange are valued as if listed on the NYSE, providing the closing of trading coincides. If the close of trading on such securities does not coincide with the closing of the NYSE, the value is based on the latest available price data at the time of determination of net asset value. Unlisted readily marketable equity securities are valued at the mean between the latest bid and asked prices in the over-the-counter market.

Unlisted options and interest rate and equity swaps are valued at their fair values determined in good faith by or on behalf of the Trustees.

Item 19.  Taxation of the Fund.

The following discussion is based upon the assumption that the Fund is classified and treated as a partnership for federal income tax purposes.

The Fund has filed a federal partnership information return, but the Fund is not, as an entity, subject to federal income tax liability. Each Shareholder is required to report on his or her personal federal income tax return his or her allocable share of the Fund's income, gains, losses, deductions and other tax items, even if no cash or other property is distributed to a Shareholder.

Partnership income is generally allocated to all Shareholders based on the number of Shares held by each of them. Allocation of the taxable gain or loss on a sale of securities, including securities contributed by the Shareholders, is subject to special rules. Each Shareholder includes his or her share of the Fund's taxable income for its full taxable year that ends within or with such Shareholder's taxable year.

The Fund furnishes annually to each Shareholder a report containing an IRS Form 1065, Schedule K-l that indicates such Shareholder's distributive share for such year of the Fund's taxable income or loss and other tax items for use in the preparation of the Shareholder's personal income tax return.

The Fund intends to refrain from taxable sales or dispositions of contributed securities to the extent it is prudent to do so.

A redemption of Shares paid in cash would result in the realization of capital gains to the extent that the amount of cash received exceeds the requesting Shareholder's adjusted tax basis. A redemption of Shares paid through the in-kind distribution of securities generally does not result in the recognition of capital gains until the distributed securities are sold.

Upon a taxable sale or other taxable disposition of contributed securities, the Fund recognizes taxable gain equal to the difference between the amount realized and the Fund's tax basis in the securities disposed of. The tax basis of securities contributed to the Fund is the same as the contributing Shareholder's tax basis in such securities increased by any gain recognized by the Shareholder on the contribution. Section 704(c) of the Internal Revenue Code specifies rules for the allocation of taxable gain or loss subsequently realized with respect to appreciated or depreciated property contributed to a partnership. In general, such rules require that the portion of the gain (or loss) equal to the built-in gain (or loss) must be allocated solely to the partner who contributed the property with the built-in gain (or loss). In addition, gain or loss on partnership assets occurring after contribution must be allocated so as to take into account the varying interests of the partners during the period of appreciation or depreciation. The Treasury Department has issued final Treasury Regulations under Internal Revenue Code Section 704(c) that generally allow a partnership to adopt specified reasonable methods for allocating built-in gains and losses to the contributing partners.

The Declaration of Trust authorizes the making of allocations and the adoption of conventions as necessary or appropriate to comply with the current Treasury Regulations and any future Treasury Regulations or IRS administrative interpretations. The Fund implements the "traditional allocation method" which is permitted by the current Treasury Regulations. Consequently, if the Fund disposes of a contributed security in a taxable transaction in which gain is realized, an amount of taxable gain equal to the difference between (1) the lesser of (i) the fair market value of such security on the date of its contribution to the Fund and (ii) the amount received by the Fund on such disposition and (2) the Fund's adjusted tax basis in the security will be allocated to the contributing Shareholder. Any taxable gain realized on such disposition by the Fund in excess of the amount described in the preceding sentence will be allocated among all Shareholders. Any taxable loss realized by the Fund with respect to a contributed security would generally be allocated among the Shareholders other than the contributing Shareholder. The Adviser Trustee may alter this allocation method in the event of future Treasury Regulations or an administrative interpretation of the IRS that provides greater guidance or a more simplified allocation method.

The Fund also intends to account for any shifts in precontribution gain caused by the distribution of securities (other than securities contributed by the receiving Shareholder) in a manner generally designed to preserve to each Shareholder the amount of the Shareholder's precontribution gain.

The allocations employed by the Fund are intended to conform to the Treasury Regulations under Internal Revenue Code Sections 704(b) and 704(c).

Item 20.  Underwriters.

(a)  Distribution of Securities.  Not applicable.

(b)  Compensation.  See Item 16(b).

(c)  Other Payments.  Not Applicable.

Item 21.  Calculation of Performance Data.  Not Applicable.

Item 22.  Financial Statements.

The Fund's audited financial statements for the fiscal year ended December 30, 2000 and the Fund's unaudited financial statements for the six months ended June 30, 2001 are incorporated in this Statement of Additional Information by reference to its 2000 Annual Report to Shareholders and its 2001 Semi-Annual Report to Shareholders, respectively. You may request a copy of the 2000 Annual Report and the 2001 Semi-Annual Report at no charge by calling 1-800-221-7210 between 8:00 a.m. and 8:00 p.m., Eastern time, on any business day.

                                    PART C.

Item 23.  Exhibits.

   Exhibit
    Number                               Description
   -------                               -----------

       1      Form of Third Amended and Restated Declaration of Trust
              ("Declaration of Trust") of the Registrant.
       2      Amended and Restated By-Laws ("By-Laws") of the Registrant.
       3      Portions of the Declaration of Trust and By-Laws of the Registrant
              defining the rights of holders of shares of the Registrant.(a)
       4      Investment Advisory Agreement between the Registrant and Merrill
              Lynch Investment Managers, L.P.(b)
       5      Not applicable.
       6      Not applicable.
       7      Custodian Contract between the Registrant and The Chase Manhattan
              Bank, N.A. (currently known as J.P. Morgan Chase Bank)(b)
       8(a)   Shareholder Transfer Agency Agreement between the Registrant and
              The Chase Manhattan Bank, N.A. (currently known
              as J.P. Morgan Chase Bank)(b)
        (b)   Administration Agreement between the Registrant and Merrill Lynch
              Investment Managers, L.P.(b)
        (c)   Sub-Administration Agreement between Merrill Lynch Investment
              Managers, L.P. and United States Trust Company of New York. (b)
        (d)   Form of Administrative Services Agreement between the Registrant and State Street Bank and Trust Company. (c)
       9      Not applicable.
      10      Consent of Deloitte & Touche LLP, independent auditors for the Registrant.
      11      Not applicable.
      12      Not applicable.
      13      Not applicable.
      14      Not applicable.
      15      Code of Ethics.(d)

--------------------------------

  (a) Reference is made to Articles III, V, VI, VIII and X of the Registrant's Declaration of Trust; and to Articles IX and XI of the Registrant's By-Laws.
  (b) Filed as an exhibit to Registrant's Registration Statement on Form N-2 filed on September 9, 1996.
  (c) Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment
      No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775), filed on March 20, 2001.
  (d) Incorporated by reference to Exhibit 15 to Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A of Merrill Lynch Multi-State Limited Maturity Municipal Series Trust (File No. 33-50417), filed on November 22, 2000.

Item 24.  Persons Controlled by or under Common Control with Registrant.

The Registrant does not control, and is not under common control with, any person.

Item 25.  Indemnification.

Reference is made to Article VIII of the Declaration of Trust and Article X of By-Laws. Article VIII of the Declaration of Trust provides that each person who is or was a Trustee (including an Adviser Trustee), officer, employee or agent of the Registrant or who serves or has served at the Registrant's request as a director, officer or trustee of another person in which the Registrant has or had any interest as a shareholder, creditor or otherwise shall be entitled to indemnification out of the assets of the Registrant to the extent provided in, and subject to the provisions of, the By-Laws, provided that no indemnification shall be granted by the Registrant in contravention of applicable law.

Article X of the By-Laws provides that, to the fullest extent permitted by law, the Registrant shall indemnify each of its Trustees and officers (including persons who serve at the Registrant's request as directors, officers or trustees of another person in which the Registrant has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a "Covered Person") against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, in any way relating to the Registrant or by reason of being or having been such a Trustee or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Registrant and except that no Covered Person shall be indemnified against any liability to the Registrant or its Shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office. Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Registrant in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid by the Registrant if it is ultimately determined that indemnification of such expenses is not authorized under this Article, provided that (a) such Covered Person shall provide security for his undertaking, (b) the Registrant shall be insured against losses arising by reason of such Covered Person's failure to fulfill his undertaking, or (c) a majority of the Trustees who are disinterested persons and who are not Interested Persons (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")) (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification.

The Registrant may purchase insurance on behalf of an officer or Trustee protecting such person to the full extent permitted under the general laws of the State of Delaware from liability arising from his activities as an officer or Trustee of the Registrant. The Registrant, however, may not purchase insurance on behalf of any officer or Trustee of the Registrant that protects or purports to protect such person from liability to the Registrant or to its Shareholders to which such officer or trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

Insofar as indemnification for liabilities arising under the Investment Company Act may be permitted to Trustees, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Investment Company Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person or the principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Investment Company Act and will be governed by the final adjudication of such issue.

Item 26. Business and Other Connections of the Investment Adviser.

Merrill Lynch Investment Managers, L.P. (the "Investment Adviser" or
"MLIM"), an affiliate of FAM, acts as the investment adviser for the following open-end registered investment companies: Global Financial Services Master Trust, Merrill Lynch Adjustable Rate Securities Fund, Inc., Merrill Lynch Balanced Capital Fund, Inc., Merrill Lynch Developing Capital Markets Fund, Inc., Merrill Lynch Disciplined Equity Fund, Inc., Merrill Lynch Dragon Fund, Inc., Merrill Lynch Emerging Markets Debt Fund, Inc., Merrill Lynch Equity Income Fund, Merrill Lynch EuroFund, Merrill Lynch Fundamental Growth Fund, Inc., Merrill Lynch Global Allocation Fund, Inc., Merrill Lynch Global Bond Fund for Investment and Retirement, Merrill Lynch Global Growth Fund, Inc., Merrill Lynch Global SmallCap Fund, Inc., Merrill Lynch Global Technology Fund, Inc., Merrill Lynch Global Value Fund, Inc., Merrill Lynch Growth Fund, Merrill Lynch Healthcare Fund, Inc., Merrill Lynch Index Funds, Inc., Merrill Lynch International Equity Fund, Merrill Lynch Latin America Fund, Inc., Merrill Lynch Municipal Series Trust, Merrill Lynch Natural Resources Trust, Merrill Lynch Pacific Fund, Inc., Merrill Lynch Ready Assets Trust, Merrill Lynch Retirement Series Trust, Merrill Lynch Series Fund, Inc., Merrill Lynch Short-Term Global Income Fund, Inc.,

Merrill Lynch Short Term U.S. Government Fund, Inc., Merrill Lynch U.S. Treasury Money Fund, Merrill Lynch U.S.A. Government Reserves, Merrill Lynch Utilities and Telecommunications Fund, Inc., Merrill Lynch Variable Series Funds, Inc. and The Asset Program, Inc.; and for the following closed-end registered investment companies: Merrill Lynch High Income Municipal Bond Fund, Inc., Merrill Lynch Senior Floating Rate Fund, Inc. and The S&P 500(R)Protected Equity Portfolio. MLIM also acts as sub-adviser to Merrill Lynch World Strategy Portfolio and Merrill Lynch Basic Value Equity Portfolio, two investment portfolios of EQ Advisors Trust.

Fund Asset Management, L.P. ("FAM"), an affiliate of MLIM, acts as the investment adviser for the following open-end registered investment companies: CBA Money Fund, CMA Government Securities Fund, CMA Money Fund, CMA Multi-State Municipal Series Trust, CMA Tax-Exempt Fund, CMA Treasury Fund, Financial Institutions Series Trust, Master Basic Value Trust, Master Focus Twenty Trust, Master Internet Strategies Trust, Master Large Cap Series Trust, Master Mid Cap Growth Trust, Master Premier Growth Trust, Master Small Cap Value Trust, Master U.S. High Yield Trust, Mercury Global Holdings, Inc., Mercury HW Funds, Merrill Lynch Bond Fund, Inc., Merrill Lynch California Municipal Series Trust, Merrill Lynch Focus Value Fund, Inc., Merrill Lynch Funds for Institutions Series, Merrill Lynch Multi-State Limited Maturity Municipal Series Trust, Merrill Lynch Multi-State Municipal Series Trust, Merrill Lynch Municipal Bond Fund, Inc., Merrill Lynch U.S. Government Mortgage Fund, Merrill Lynch World Income Fund, Inc., The Asset Program, Inc., The Corporate Fund Accumulation Program, Inc. and The Municipal Fund Accumulation Program, Inc.; and for the following closed-end registered investment companies: Apex Municipal Fund, Inc., Corporate High Yield Fund, Inc., Corporate High Yield Fund II, Inc., Corporate High Yield Fund III, Inc., Corporate High Yield Fund IV, Inc., Debt Strategies Fund, Inc., Master Senior Floating Rate Trust, Merrill Lynch Municipal Strategy Fund, Inc., MuniAssets Fund, Inc., MuniEnhanced Fund, Inc., MuniHoldings Fund, Inc., MuniHoldings Fund II, Inc., MuniHoldings California Insured Fund, Inc., MuniHoldings Florida Insured Fund, MuniHoldings Insured Fund, Inc., MuniHoldings Insured Fund II, Inc., MuniHoldings Michigan Insured Fund II, Inc., MuniHoldings New Jersey Insured Fund, Inc., MuniHoldings New York Insured Fund, Inc., MuniInsured Fund, Inc., MuniVest Fund, Inc., MuniVest Fund II, Inc., MuniYield Arizona Fund, Inc., MuniYield California Fund, Inc., MuniYield California Insured Fund, Inc., MuniYield California Insured Fund II, Inc., MuniYield Florida Fund, MuniYield Florida Insured Fund, MuniYield Fund, Inc., MuniYield Insured Fund, Inc., MuniYield Michigan Fund, Inc., MuniYield Michigan Insured Fund, Inc., MuniYield New Jersey Fund, Inc., MuniYield New Jersey Insured Fund, Inc., MuniYield New York Insured Fund, Inc., MuniYield Pennsylvania Insured Fund, MuniYield Quality Fund, Inc., MuniYield Quality Fund II, Inc. and Senior High Income Portfolio, Inc.

The address of each of these registered investment companies is P.O.
Box 9011, Princeton, New Jersey 08543-9011, except that the address of Merrill Lynch Funds for Institutions Series is One Financial Center, 23rd Floor, Boston, Massachusetts 02111-2665. The address of FAM, Princeton Services, Inc. ("Princeton Services") and Princeton Administrators, L.P. ("Princeton Administrators") is also P.O. Box 9011, Princeton, New Jersey 08543-9011. The address of FAM Distributors, Inc. ("FAMD") is P.O. Box 9081, Princeton, New Jersey 08543-9081. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Merrill Lynch & Co., Inc. ("ML & Co.") is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10080. The address of Financial Data Services, Inc. ("FDS") is 4800 Deer Lake Drive East, Jacksonville, Florida 32246-6484.

Set forth below is a list of each executive officer and partner of the Investment Adviser indicating each business, profession, vocation or employment of a substantial nature in which each such person or entity has been engaged since January 1, 1999 for his, her or its own account or in the capacity of director, officer, employee, partner or trustee. In addition, Mr. Glenn is President and Mr. Burke is Vice President and Treasurer of all or substantially all of the investment companies listed in the first two paragraphs of this Item 26 and Messrs. Doll and Giordano are officers of one or more of such companies.

                               Position(s)                 Other Substantial Business,
                               with the                    Profession,
 Name                          Investment Adviser          Vocation or Employment
------                         ------------------         -------------------------
ML & Co.                       Limited Partner             Financial Services Holding Company; Limited Partner of
                                                           FAM

Princeton Services             General Partner             General Partner of FAM

Robert C. Doll, Jr.            President                   President of FAM; Co-Head (Americas Region) of the
                                                           Investment Adviser from 2000 to 2001 and Senior Vice
                                                           President thereof from 1999 to 2001; Director of
                                                           Princeton Services;  Chief Investment Officer of
                                                           Oppenheimer Funds, Inc. in 1999 and Executive Vice
                                                           President thereof from 1991 to 1999

Terry K. Glenn                 Chairman (Americas Region)  Executive Vice President of FAM; Executive Vice
                               and Executive Vice          President and Director of Princeton Services;
                               President                   President and Director of FAMD; Director of FDS;
                                                           President of Princeton Administrators

Donald C. Burke                First Vice President,       First Vice President and Treasurer of FAM; Senior Vice
                               Treasurer and Director of   President and Treasurer of Princeton Services; Vice
                               Taxation                    President of FAMD

Vincent R. Giordano            First Vice President        First Vice President of FAM; Senior Vice President of
                                                           Princeton Services

Philip L. Kirstein             General Counsel             General Counsel of FAM; Senior Vice President,
                                                           Secretary, General Counsel and Director of Princeton
                                                           Services

Debra W. Landsman-Yaros        Senior Vice President       Senior Vice President of FAM; Senior Vice President of

                                                           Princeton Services; Vice President of FAMD
Stephen M. M. Miller           Senior Vice President       Executive Vice President of Princeton Administrators;
                                                           Senior Vice President of Princeton Services

Mary E. Taylor                 Co-Head (Americas Region)   Senior Vice President of ML & Co.; President and Chief
                                                           Operating Officer of MLIM Canada


Item 27.  Principal Underwriters.

Not applicable.

Item 28. Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act and the Rules thereunder will be maintained at the offices of the Registrant, 800 Scudders Mill Road, Plainsboro, New Jersey 08536, except that the books and records of the Fund with respect to custody and transfer agency will be maintained at the offices of J.P. Morgan Chase Bank, 4 Chase Metro Tech Center, Brooklyn, New York, 11245-0005.

Item 29. Management Services.

Not applicable.

Item 30. Undertakings.

Not applicable.

                                  SIGNATURES

         Pursuant to the requirements of the Investment Company Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the Township of Plainsboro and State of New Jersey, on the 9th day of November, 2001.

                                 SOMERSET EXCHANGE FUND
                                 (Registrant)


                                 By:  /s/ Terry K. Glenn
                                      --------------------------------------
                                      (Terry K. Glenn, President)

                                 EXHIBIT INDEX

Exhibit
Number                                       Description

1    -- Form of Third Amended and Restated Declaration of Trust of the
        Registrant.

2    -- Amended and Restated By-laws of the Registrant.

10   -- Consent of Deloitte & Touche LLP, independent auditors for the
        Registrant.